Exhibit 10.6

Execution Version

January 22, 2009

Craig M. McKenzie

17 Villosa Ridge Point

Calgary, Alberta, Canada T3Z 1H3

Dear Mr. McKenzie:

This letter agreement (the “Letter Agreement”) constitutes the terms of your employment with Toreador Resources Corporation (the “Company”) which employment may be formalized in greater detail in a future employment agreement.

The parties to this Letter Agreement hereby accept the following terms and conditions in return for the mutual consideration provided in this Letter Agreement:

1.               Term.  Craig M. McKenzie (“Executive”) and the Company agree that effective as of the date hereof (the “Effective Date”), Executive shall assume the role of President and Chief Executive Officer of the Company on an interim basis until such time as the Company appoints a President and Chief Executive Officer to assume such role on a non-interim basis (the “Term”).

2.               Duties.  Executive shall faithfully, diligently and to the best of his ability perform such duties as are customarily performed by such officers of companies of similar size and in the same industry as the Company, together with such other duties as are mutually agreed by Executive and the board of directors (the “Board”) from time to time (which duties shall be consistent with his titles and positions as set forth above), and shall devote substantially all of his business time to the management of the business of the Company.  Executive shall perform Executive’s duties principally at the principal place of business of the Company located in Dallas, Texas or such other location as is consented to by Executive and the Board, with such travel to such other locations from time to time as Executive reasonably determines to be appropriate for the discharge of his duties or as the Board may prescribe.  Without limiting the foregoing, such duties shall, at the request of the Board, include serving as an officer or director of any subsidiary of the Company, without compensation. For services as an officer and employee of the Company, Executive shall be entitled to the full protection of the applicable indemnification provisions of the Certificate of Incorporation and Bylaws of the Company to the fullest extent permitted by law, which indemnification shall remain effective after termination of the Letter Agreement with respect to Executive’s actions and inaction during the term hereof.

3.               Base Salary.  Executive’s Base Salary shall be $35,000 per month with any salary due during any partial months during the Term being paid on a pro rata basis.  The Company shall pay Executive two times per month, in accordance with the payroll practices of the Company.  This amount is subject to applicable deductions and withholding.  In the event the Base Salary is adjusted, such adjusted Base Salary shall be payable to Executive under this Letter Agreement and in accordance with the payroll practices of the Company

(unless adjusted in the future pursuant to this paragraph), provided that no downward adjustment shall be made without Executive’s consent.

4.               Vacation.  For each three (3) months of service during which Executive is employed by the Company, Executive shall be entitled to one (1) week of paid vacation, to be taken in accordance with the Company’s policy then in effect.  Such vacations shall be taken at such times as are consistent with the reasonable business needs of the Company.

5.               Benefit Plans.  During his employment pursuant to this Letter Agreement, subject to eligibility requirements and applicable employee contributions, and except as otherwise expressly provided in this Letter Agreement, Executive shall be entitled to participate in the Company sponsored employee benefit plans, pension plans, 401(k) plans, medical benefit plans, group life insurance plans, hospitalization plans, or other employee welfare plans that the Company may adopt for employees generally from time to time during Executive’s employment pursuant to this Letter Agreement, and as such plans may be modified, amended, terminated, or replaced from time to time.  In addition, Executive shall receive such other compensation as the Board (or a committee thereof designated by the Board) may from time to time determine to pay Executive whether in the form of bonuses, stock options, incentive compensation or otherwise.  Notwithstanding anything to the contrary contained herein, the Company retains the right to amend, modify or terminate any of its employee benefit plans, policies or programs at any time.

6.               Fringe Benefits.  During his employment pursuant to this Letter Agreement, and except as otherwise provided in this Letter Agreement, Executive shall be entitled to participate on substantially the same terms and conditions in the Company sponsored fringe benefits generally provided to similarly situated personnel, such as sick pay.

7.               Reimbursement of Expenses.  The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the course of his duties, upon presentation of appropriate documentation of such costs as and when required by and to the satisfaction of the Company, on a basis that is consistent with the Company’s past practices.

8.               Termination of Employment.  Either party may terminate Executive’s employment with the Company at any time, upon five (5) business days notice for any reason.  The parties hereto acknowledge that Executive’s employment with the Company is and shall continue to be at-will, as defined under applicable law.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments or benefits after the date of termination, other than as provided by this Letter Agreement or as may otherwise be available in accordance with the terms of the Company’s employee plans and written policies in effect at the time of termination.  Upon any termination of Executive’s employment with the Company, Executive will be deemed to have resigned as an officer and employee of the Company and its subsidiaries.

9.               General.

(a)                                  No provisions of this Letter Agreement may be modified, waived or discharged except in a writing signed and dated by Executive and the Company.  No waiver by any party at any time of any breach by another party of, or compliance with, any condition or provision of this Letter Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

(b)                                 This Letter Agreement reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous agreements, promises, and representations.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Letter Agreement.

(c)                                  This Letter Agreement shall be governed and construed in all respects in accordance with the internal laws of the State of Texas (without giving effect to principles of conflicts of laws).

(d)                                 The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement, which shall remain in full force and effect.

(e)                                  This Letter Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(f)                                    Executive acknowledges that he has read and understands this Letter Agreement, that Executive has had sufficient time and opportunity to consult with counsel regarding this Letter Agreement, and that Executive has entered into this Letter Agreement voluntarily and without coercion.

[Signature Page Follows]

TOREADOR RESOURCES CORPORATION

By:	/s/ Charles J. Campise
	Name:	Charles J. Campise
	Title:	Sr. VP & CFO

EXECUTIVE:

/s/ Craig M. McKenzie
(Signature)
17 Villosa Ridge Point
(Print Address)
Calgary, Alberta, Canada T3Z 1H3
(Print Address)
403/202-8689
(Print Telephone Number)